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                                             NEWS RELEASE, FOR IMMEDIATE RELEASE

              BERKSHIRE BANCORP INC. AND GSB FINANCIAL CORPORATION
                                 ANNOUNCE MERGER

New York, New York and Goshen, New York, August 16, 2000. Berkshire Bancorp Inc. (NASDAQ SmallCap: "ZAPS") ("Berkshire Bancorp"), and GSB Financial Corporation (NASDAQ: "GOSB") ("GSB Financial") jointly announced today that they had signed a definitive agreement pursuant to which GSB Financial will merge into Berkshire Bancorp and GSB Financial's subsidiary, Goshen Savings Bank, will merge into Berkshire Bancorp's subsidiary, The Berkshire Bank. In connection with the merger, GSB Financial stockholders will receive $20.75 per GSB Financial share or, in the alternative, at their election, 0.6027 shares of Berkshire Bancorp common stock. The stock component of the transaction will represent 50.1% of the total consideration, while the cash component will represent 49.9%, subject to possible increase in the stock component up to 60% of the total if a higher number of GSB Financial stockholders elect to receive stock. The right of the GSB Financial stockholders to elect to receive stock or cash is subject to allocation procedures if the stockholders electing to receive stock do not represent between 50.1% and 60% of the total GSB Financial shares outstanding.

The completion of the transaction is subject to the satisfaction of various conditions including the receipt of regulatory approval from the Federal Reserve, the FDIC, the Office of Thrift Supervision and the New York State Banking Department. Approval by the stockholders of both GSB Financial and Berkshire Bancorp will be required. The parties anticipate that the transaction will close during the fourth quarter of 2000.

Berkshire Bancorp Inc. is a bank holding company headquartered in New York City. Berkshire Bancorp has one banking subsidiary, The Berkshire Bank, a New York State chartered commercial bank. The Berkshire Bank has its main office at 600 Madison Avenue in New York City and a branch in Brooklyn, New York. It has also received approval to open a branch in New York City, which is expected to open later this year. At June 30, 2000, Berkshire Bancorp had total assets of $203.6 million on a consolidated basis and The Berkshire Bank had total assets of $176.5 million.

GSB Financial Corporation is a savings and loan holding company headquartered in Goshen, New York. Its subsidiary, Goshen Savings Bank, has three offices, two in Goshen and one in Harriman, New York. It has also received approval to open a branch in Bloomingburg, New York, which is expected to open later this year. At June 30, 2000, GSB Financial had total assets on a consolidated basis of $186.9 million and Goshen Savings Bank had total assets of $183.4 million.



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As part of the acquisition, Goshen Savings Bank will be merged into The
Berkshire Bank and its former offices will be run as the "Goshen Savings Bank Division" of The Berkshire Bank.

Steven Rosenberg, President and CEO of Berkshire Bancorp, stated, "This is an opportunity to combine two strong companies and create an even stronger banking franchise. It allows GSB Financial and Berkshire Bancorp to combine resources while maintaining a local presence in their respective markets. As a result of this merger, we will be able to offer both Goshen Savings Bank and The Berkshire Bank customers expanded lending capabilities and other products which should aid in future growth. Berkshire Bancorp and GSB Financial are strong-performing, well-managed companies. We look forward to sharing their industry experience as well as their financial and human resources."

Mr. Rosenberg further stated, "Under the terms of the definitive agreement, one current member of the GSB Financial Board will join the Berkshire Bancorp Board and two current members of the Goshen Savings Bank Board will join The Berkshire Bank Board. In addition, the Board of Directors of the Goshen Savings Bank will continue to act as an advisory board in order to represent the needs of the local community."

Thomas Guarino, Chairman of the Board of GSB Financial, stated, "We are very pleased to partner with Berkshire Bancorp. We feel this is a win/win situation for all our constituents; loyal customers, local communities, employees and stockholders. When the transaction is completed, we will become a commercial bank. That will facilitate our ability to expand our efforts in the commercial sector of our local market and will also allow us to accept municipal deposits. We look forward to continuing to build upon the sound banking foundation we have established, with the same friendly personnel that our loyal customers have become accustomed to."

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Important Caution Under Rule 165 of the Securities and Exchange Commission:


         Berkshire Bancorp Inc. will be filing a registration statement with the Securities and Exchange Commission which will include a copy of the definitive agreement, a prospectus for the securities to be offered in the transaction, proxy information regarding the stockholders meetings which must be held, and other information. Please read the Registration Statement and all other documents that we file with the SEC regarding this transaction because they contain important information. The documents are available for free at the SEC's web site, www.sec.gov, as part of the EDGAR database. When the Registration Statement becomes effective, copies of the prospectus and proxy materials can be obtained without charge from Berkshire Bancorp Inc. and GSB Financial Corporation. This notice does not constitute an offer of any securities for sale.



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         Forward-Looking Statements. Statements in this press release that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms and reflect current analysis of existing trends. Actual results could differ materially from those expressed or implied due to factors such as delays or difficulties in obtaining regulatory or stockholder approval; major changes in business conditions and the economy; or changes in the market for equity securities generally, the securities of financial institutions as a group, or the securities of Berkshire Bancorp Inc. in particular. These factors are, in substantial part, outside of the control of the parties issuing this release.

         For these reasons, Berkshire Bancorp and GSB Financial caution readers not to place undue reliance upon any forward-looking statements. Forward-looking statements speak only as of the date made and the parties assume no obligation to update or revise any such statements upon any change in applicable circumstances.

For further information contact:

Steven Rosenberg                    Stephen Dederick
President                           Chief Financial Officer and Treasurer
Berkshire Bancorp Inc.              GSB Financial Corporation
(212) 791-5362                      (845) 294-6151